Exhibit 99.12

THE SMART SOHO INTERNATIONAL LIMITED P.O. BOX 309 Uganda House Grand Cayman KY1-1104 Cayman Islands	PHICOMM TECHNOLOGY(HONG KONG) CO., LIMITED Suite 1205-6, ICBC Tower Citibank Plaza 3 Garden Road Central, Hong Kong

April 25, 2016

To the Sellers referred to as the “Shah Sellers”

in the Purchase and Sale Agreement dated

as of November 4, 2015, as amended

Ladies and Gentlemen:

We refer to the Purchase and Sale Agreement among yourselves, the “Lu Sellers,” and the undersigned dated as of November 4, 2015, and amended by a First Amendment dated December 4, 2015, a Second Amendment dated December 16, 2015 and a Third Amendment dated January 8, 2016 (as so amended, the “Purchase Agreement”). Capitalized terms used in this letter shall have the meanings assigned to them by the Purchase Agreement.

As you know, Shanghai Phicomm Communication Co., Ltd. (“Phicomm”), Phicomm HK and the Acquirer have entered into a Capital Increase and Share Subscription Agreement (the “Subscription Agreement”) with Chongqing Liangjian New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership) (the “Fund”). Pursuant to the Subscription Agreement, Phicomm has agreed to make certain capital contributions to Phicomm HK, which, in turn, is required to use such funds to purchase 60% of the outstanding ordinary shares of the Acquirer. Acquirer will use the funds contributed by Phicomm HK to pay a portion of the Purchase Price for the Ordinary Shares under the Purchase Agreement.

The Subscription Agreement requires that Phicomm HK pledge its shares of the Acquirer to the Fund. Under the Subscription Agreement, the Fund has the right to require additional security for the performance of Phicomm’s, Phicomm HK’s and Acquirer’s obligations under the Subscription Agreement. The Purchase Agreement permits Phicomm HK to pledge its shares of Acquirer to the Fund pursuant to the Subscription Agreement. Except for such pledge, Phicomm HK and Acquirer have each agreed in the Purchase Agreement that, until the earlier to occur of the Closing under the Purchase Agreement and Termination of the Purchase Agreement it will not, and it will use its best efforts to cause its Affiliates not to, in each case without the prior written consent of the Shah Sellers, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares.

The Fund has informed us that it now requires that (i) Phicomm pledge its shares of Phicomm HK (the “PHK Shares”) to the Fund, and that (ii) Acquirer pledge the 5,000,000 Ordinary Shares presently owned by the Acquirer to the Fund, in each case as additional security under the Subscription Agreement. Accordingly, we hereby request that you waive the restriction in the Purchase Agreement on such pledges and consent to such pledges to the extent and on the condition that the contemplated pledge of the 5,000,000 Ordinary Shares, once effected, shall be effective up until and expiring on June 30, 2016 (by which time such 5,000,000 Ordinary Shares shall be immediately released from the pledge, charge, equitable mortgage or any other security interest) and shall no longer be existing or effective (in whatever form of charge, pledge, equitable mortgage or other securities interest or encumbrances) following June 30, 2016 if the closing of all of the remaining Ordinary Shares and corresponding Purchase Price in accordance with the terms of the Purchase Agreement has not been completed by June 30, 2016. Please provide your waiver and consent by countersigning a duplicate copy of this letter and returning such signed counterpart to the undersigned.

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For your information, a copy of the Subscription Agreement has been filed as an exhibit to the Schedule 13D filed by Phicomm, Phicomm HK, the Acquirer and Mr. Gu Guoping with the U.S. Securities and Exchange (the “SEC”). Should you wish to review it, it is available on the SEC web site at [URL]. If you require any additional information in connection with this request, please contact the undersigned.

Thank you very much for your cooperation.

Very truly yours,

THE SMART SOHO INTERNATIONAL LIMITED

By:	/s/ Gu Guoping
Name:	Gu Guoping
Title:	Sole Director

PHICOMM TECHNOLOGY(HONG KONG) CO., LIMITED

By:	/s/ Gu Guoping
Name:	Gu Guoping
Title:	Sole Director
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WAIVER AND CONSENT

The undersigned hereby (i) waive the restriction on the pledge of the Ordinary Shares set forth in paragraph 6 of the Third Amendment to the Purchase Agreement referred to above only with respect to the proposed pledges of (A) all PHK Shares owned by Phicomm, and (B) 5,000,000 Ordinary Shares owned by the Acquirer and (ii) consent to Phicomm’s pledge of such PHK Shares and Acquirer’s pledge of such Ordinary Shares to the Fund pursuant to the Subscription Agreement referred to above and the above letter. As provided in Section 4.02 of Purchase Agreement, this waiver and consent is effective solely in this specific instance and for the specific purpose of permitting Phicomm to pledge its PHK Shares to the Fund and permitting Acquirer to pledge such 5,000,000 Ordinary Shares to the Fund, in each case pursuant to the Subscription Agreement and the above letter from the Acquirer and Phicomm HK, subject to the condition that the contemplated pledge of such 5,000,000 Ordinary Shares, once effected, shall be subject to a valid term until and expiring on June 30, 2016 (by which time such 5,000,000 Ordinary Shares shall be immediately released from the pledge, charge, equitable mortgage or any other securities interest) and shall no longer be valid or existing (in whatever form of charge, pledge, equitable mortgage or other securities interest or encumbrances) following June 30, 2016 of the closing of all the remaining Ordinary Shares and corresponding Purchase Price in accordance with the terms of the Purchase Agreement has not been completed by June 30, 2016, and in case of any breach or non-occurrence of such condition, this waiver and consent shall be automatically and unconditionally revoked as if this waiver and consent has never been issued at all. The consent of the undersigned shall continue to be required for any additional pledge or other direct or indirect disposition of Ordinary Shares by Acquirer of any of its Affiliates.

Capitalized terms used in this Waiver and Consent without definition shall have the respective meanings assigned to them by the Purchase Agreement referred to above.

SHAH CAPITAL MANAGEMENT INC.		HIMANSHU H. SHAH

By:	/s/ Himanshu H. Shah	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah	Himanshu H. Shah
Title:

SHAH CAPITAL OPPORTUNITY FUND LP

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah
Title:
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